SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Kratos Defense and Security Solutions, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

50077B207
(CUSIP Number)

Bandel L. Carano Oak Management Corporation 901 Main Avenue, Suite 600 Norwalk, Connecticut 06851 (203) 226-8346
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 5, 2019
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 22 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON Oak Investment Partners IX, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 2,678 shares of Common Stock
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 2,678 shares of Common Stock
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,678 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON Oak Associates IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 2,678 shares of Common Stock
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 2,678 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,678 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON OO-LLC

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON Oak IX Affiliates Fund – A, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 64 shares of Common Stock
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 64 shares of Common Stock
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 64 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON Oak IX Affiliates Fund, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 29 shares of Common Stock
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 29 shares of Common Stock
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 29 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON Oak IX Affiliates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 93 shares of Common Stock
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 93 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 93 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON OO-LLC

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON Oak Investment Partners X, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.29%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON Oak Associates X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 305,147 shares of Common Stock (including 19,430 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.29%
14	TYPE OF REPORTING PERSON OO-LLC

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON Oak X Affiliates Fund, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 10 of 22 Pages

1	NAME OF REPORTING PERSON Oak X Affiliates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 575 shares of Common Stock (including 313 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.01%
14	TYPE OF REPORTING PERSON OO-LLC

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 11 of 22 Pages

1	NAME OF REPORTING PERSON Oak Investment Partners XIII, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
	8	SHARED VOTING POWER Not applicable
	9	SOLE DISPOSITIVE POWER 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
	10	SHARED DISPOSITIVE POWER Not applicable
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.44%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 12 of 22 Pages

1	NAME OF REPORTING PERSON Oak Associates XIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 471,648 shares of Common Stock (including 61,308 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.44%
14	TYPE OF REPORTING PERSON OO-LLC

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 13 of 22 Pages

1	NAME OF REPORTING PERSON Oak Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER Not applicable
	8	SHARED VOTING POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER Not applicable
	10	SHARED DISPOSITIVE POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.73%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 14 of 22 Pages

1	NAME OF REPORTING PERSON Bandel L. Carano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 616,098 shares of Common Stock
	8	SHARED VOTING POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER 616,098 Shares of Common Stock
	10	SHARED DISPOSITIVE POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,396,239 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.31%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 15 of 22 Pages

1	NAME OF REPORTING PERSON Edward F. Glassmeyer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,459 shares of Common Stock
	8	SHARED VOTING POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER 3,459 shares of Common Stock
	10	SHARED DISPOSITIVE POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 783,600 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.74%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 16 of 22 Pages

1	NAME OF REPORTING PERSON Frederic W. Harman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,599 shares of Common Stock
	8	SHARED VOTING POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER 1,599 shares of Common Stock
	10	SHARED DISPOSITIVE POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 781,740 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.74%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 17 of 22 Pages

1	NAME OF REPORTING PERSON Ann H. Lamont
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,701 shares of Common Stock
	8	SHARED VOTING POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
	9	SOLE DISPOSITIVE POWER 3,701 shares of Common Stock
	10	SHARED DISPOSITIVE POWER 780,141 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 783,842 shares of Common Stock (including 81,051 shares of Common Stock issuable upon exercise of director stock option grants)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.74%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 18 of 22 Pages

This Amendment No. 2 to Schedule 13D ("Amendment No. 2") amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission ("SEC") by the Reporting Persons on May 18, 2012 ("Original Schedule 13D"), as amended by Amendment No. 1 filed with the SEC on March 11, 2016 ("Amendment No. 1", and together with Amendment No. 1 and this Amendment No. 2, the "Schedule 13D"), relating to the Common Stock, par value $0.001 per share (the "Common Stock") of Kratos Defense and Security Solutions, Inc., a Delaware corporation ("Issuer"). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D. This Amendment No. 2 amends Items 5 and 7 as set forth below. This is the final amendment to the Schedule 13D and constitutes an "exit filing" for the Reporting Persons.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) and (b) The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 106,104,642 shares of Common Stock outstanding as of July 26, 2019, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 (as filed with the SEC on July 31, 2019).

Oak Associates IX GP is the general partner of Oak IX. Oak IX Affiliates GP is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A. Oak Associates X GP is the general partner of Oak X. Oak X Affiliates GP is the general partner of Oak X Affiliates. Oak Associates XIII GP is the general partner of Oak XIII. Oak Management is the manager of Oak IX, Oak IX Affiliates, Oak IX Affiliates-A, Oak X, Oak X Affiliates and Oak XIII. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates IX GP and Oak IX Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak IX, Oak IX Affiliates and Oak IX Affiliates-A. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates X GP and Oak X Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak X and Oak X Affiliates. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of Oak Associates XIII GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak XIII.

Amounts shown as beneficially owned by each of Oak X, Oak Associates X GP, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 19,430 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X.

Amounts shown as beneficially owned by each of Oak X Affiliates, Oak X Affiliates GP, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 313 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates.

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 19 of 22 Pages

Amounts shown as beneficially owned by each of Oak XIII, Oak Associates XIII GP, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 61,308 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates.

Amounts shown as beneficially owned by Edward F. Glassmeyer include 1,999 shares of Common Stock held individually by Mr. Glassmeyer and 1,460 shares of Common Stock held by a trust of which members of Mr. Glassmeyer's immediate family are the beneficiaries and the trustee.

Amounts shown as beneficially owned by Fredric W. Harman include an aggregate of 1,599 shares of Common Stock held in trust for the benefit of Mr. Harman's three minor children. Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

Amounts shown as beneficially owned by Ann H. Lamont include 3,402 shares of Common Stock individually owned by Ms. Lamont and 299 shares of Common Stock held by The Lamont Children's 1998 Trust for the benefit of Ms. Lamont's minor children.

Please see Items 7, 8, 9, 10, 11, and 13 for each cover sheet for each Reporting Person.

(c) On August 5, 2019, the Reporting Persons distributed an aggregate of 12,235,117 shares of Common Stock to certain limited partners of Oak IX, Oak IX Affiliates, Oak IX Affiliates-A, Oak X, Oak X Affiliates and Oak XIII, as follows:

- Oak IX – 265,108 shares of Common Stock;

- Oak IX Affiliates – 2,824 shares of Common Stock;

- Oak IX Affiliates-A – 6,363 shares of Common Stock;

- Oak X – 1,345,243 shares of Common Stock;

- Oak X Affiliates – 25,919 shares of Common Stock; and

- Oak XIII – 10,589,660 shares of Common Stock.

Except as set forth herein, none of the Reporting Persons has effected any transaction in the Common Stock during the past 60 days.

(d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

(e) August 5, 2019.

Item 7.	EXHIBITS
Item 7 of the Schedule 13D is hereby amended and supplemented to add the following exhibit:
Exhibit 99.1	Joint Filing Agreement.

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 20 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 6, 2019

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates Fund – A, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Investment Partners XIII, Limited Partnership
Oak Associates XIII, LLC
Oak Management Corporation

	By:	/s/ Bandel L. Carano
Bandel L. Carano, as General Partner or Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Bandel L. Carano
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

	By:	/s/ Bandel L. Carano
Bandel L. Carano, Individually and as Attorney-in-fact for the above-listed individuals

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 21 of 22 Pages

INDEX TO EXHIBITS

Page
EXHIBIT 99.1	Joint Filing Agreement.	Filed herewith

CUSIP No. 50077B207	SCHEDULE 13D/A	Page 22 of 22 Pages

Exhibit 99.1

Agreement of Reporting Persons

Each of the undersigned hereby agrees that the Schedule 13D filed on the date hereof with respect to the shares of Common Stock of Kratos Defense and Security Solutions, Inc. has been filed on behalf of the undersigned.

Signature:

Date: August 6, 2019

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates Fund – A, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Investment Partners XIII, Limited Partnership
Oak Associates XIII, LLC
Oak Management Corporation

	By:	/s/ Bandel L. Carano
Bandel L. Carano, as General Partner or Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Bandel L. Carano
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

	By:	/s/ Bandel L. Carano
Bandel L. Carano, Individually and as Attorney-in-fact for the above-listed individuals